POWER OF ATTORNEY

DWS VALUE SERIES, INC.

DWS Dreman High Return Equity Fund

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, being a Director of DWS Value Series, Inc., a Maryland Corporation, does hereby make, constitute and appoint Philip J. Collora, Patricia DeFilippis, John Millette and Caroline Pearson, and each of them, severally, attorneys-in-fact and agents of the undersigned with full power and authority of substitution and resubstitution, in any and all capacities, to execute for and on behalf of the undersigned any and all filings and amendments to the Registration Statement on Form N-14 relating to the shares of the above-referenced series of the above-referenced registrant, and any other documents and instruments incidental thereto, and to deliver and file the same, with all exhibits thereto, and all documents and instruments in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing that said attorneys-in-fact and agents, and each of them, deem advisable or necessary to enable the above-referenced registrant to effectuate the intents and purposes hereof, and the undersigned hereby fully ratifies and confirms all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has subscribed his or her name this 10th day of May, 2006.

/s/ John W. Ballantine John W. Ballantine, Director	/s/ Shirley D. Peterson Shirley D. Peterson, Director

/s/ Donald L. Dunaway Donald L. Dunaway, Director	/s/ James R. Edgar James R. Edgar, Director

/s/ Paul K. Freeman Paul K. Freeman, Director	/s/ Robert B. Hoffman Robert B. Hoffman, Director

/s/ William McClayton William McClayton, Director	/s/ Robert H. Wadsworth Robert H. Wadsworth, Director